Exhibit 99.1

NOTICE TO CLASS B UNITHOLDERS

RE: CONVERSION DATED MARCH 16, 2026

March 16, 2026

To:	Holders of the Class B Units of Ferrellgas Partners, L.P. (CUSIP No. 315293308)

Re:	Notice of Conversion Pursuant to Section 4.2(i)(i) of the Sixth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P.

Ladies and Gentlemen:

Reference is made to the Sixth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. (the “MLP LPA”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the MLP LPA.

This notice is being delivered to all holders of the Outstanding Class B Units of Ferrellgas Partners, L.P. (the “Holders”) in accordance with Section 4.2(i)(i) of the MLP LPA. Ferrellgas Partners, L.P. (the “Company”) hereby notifies the Holders that the Company has (i) achieved the Class B Conversion Threshold and (ii) elected to convert the Class B Units into Class A Units at the Class B Conversion Factor in effect as of March 16, 2026, the date of this notice.

The Company hereby provides notice of its election to convert all Class B Units to Class A Units pursuant to Section 4.2(i)(i) of the MLP LPA at the applicable Class B Conversion Factor of 5.00, which is the Class B Conversation Factor in effect as of the date of this notice. Each Class B Unit shall be converted into five Class A Units effective as of March 16, 2026.

Pursuant to the terms of the MLP LPA, the Company’s public accounting firm has determined that the Class A Units issued upon conversion of the Class B Units (the “Partially Converted Class A Units”, as defined in the MLP LPA) are fully fungible with all other Class A Units. Accordingly, the Partially Converted Class A Units are Fully Converted Class A Units and tradable pari passu with the previously outstanding Class A Units.

The Company makes no representation as to the correctness or accuracy of the CUSIP numbers appearing in this notice or on the Class B Units and shall not be responsible for their use by any person. They are included in this notice solely as a convenience to the Holders.

Very truly yours,

FERRELLGAS PARTNERS, L.P.
By: Ferrellgas, Inc., its general partner

By:	/s/ Tamria A. Zertuche
Name:	Tamria A. Zertuche
Title:	Chief Executive Officer and President